Form N-SAR

Sub-Item 77D
Policies with Respect to Securities Investments
Janus Balanced Fund
2-34393, 811-1879

Janus Balanced Fund
New Policy:
The Fund pursues its investment objective by normally investing 35-65% of its assets in equity securities and the remaining investments in fixed-income securities and cash equivalents.

Old Policy:
The Fund pursues its investment objective by normally investing 50-60% of its assets in equity securities selected primarily for their growth potential and 40- 50% of its assets in securities selected primarily for their income potential.